Prospectus supplement filed pursuant to Rule 424(b)(3)

Registration No. 333-124512

PROSPECTUS SUPPLEMENT

                This is a supplement, dated October 28, 2005, to the prospectus that forms a part of the Form S-1 Registration Statement (No. 333-124512) filed on May 2, 2005 by The Dress Barn, Inc. This supplement supersedes and replaces the section entitled “Selling Securityholders” contained in the prospectus. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

                We originally issued the notes to which this supplement relates on December 15, 2004 in a private placement to the several initial purchasers represented by Banc of America LLC and J.P. Morgan Securities Inc. The notes were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act (the “Securities Act”) in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon the conversion of the notes that may be offered pursuant to the prospectus and this supplement are being offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

                The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus and this supplement. The information contained in this supplement is based on information provided by or on behalf of the selling securityholders on or prior to October 27, 2005. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or common stock, we cannot estimate the amount of the notes or common stock that will be held by the selling securityholders after any of these sales. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $115.0 million aggregate principal amount of notes outstanding.

                The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the conversion rate of 47.5715 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. The number of shares of common stock issuable upon conversion of the notes shown in the table below also assumes that we would satisfy our conversion obligation entirely with common stock. However, pursuant to the terms of the indenture, we will satisfy in cash our conversion obligation with respect to the principal amount of the notes to be converted, with any remaining amount to be satisfied in shares of our common stock, as described in “Description of Notes – Conversion Rights – Payment Upon Conversion” of the registration statement, of which the prospectus and this supplement are a part. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 30,304,616 shares of common stock outstanding on October 17, 2005. Information concerning other selling securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which the prospectus and this supplement are a part, from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transfers from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock that May Be Sold

Amaranth LLC (2)	$2,500,000	2.17%	118,928	118,928
Argent Classic Convertible Arbitrage Fund L.P. (3)	$920,000	*	43,765	43,765
Argent Classic Convertible Arbitrage Fund II, L.P. (3)	$180,000	*	8,562	8,562
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. (4)	$2,930,000	2.55%	139,384	139,384
Banc of America Securities LLC (5)	$9,136,000	7.94%	434,613	434,613
BNP Paribas Equity Strategies, SNC (6)	$8,100,000	7.04%	385,329	385,329
B.P. Amoco PLC Master Trust (7)	$523,000	*	24,879	24,879
CALAMOS® Market Neutral Fund – CALAMOS® Investment Trust (8)	$4,950,000	4.30%	235,478	235,478
Celebrity IAM Ltd. (9)	$950,000	*	45,192	45,192
CNH CA Master Account, L.P. (10)	$2,100,000	1.83%	99,900	99,900
Consulting Group Capital Markets Fund (7)	$131,000	*	6,231	6,231
Consulting Group Capital Markets Funds (8)	$650,000	*	30,921	30,921
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (6)	$2,970,000	2.58%	141,287	141,287
DBAG London (11)	$2,000,000	1.74%	95,143	95,143
Descartes Offshore Ltd. (9)	$3,300,000	2.87%	156,985	156,985
Descartes Partners L.P. (12)	$3,100,000	2.70%	147,471	147,471
DKR SoundShore Strategic Holding Fund Ltd. (13)	$1,000,000	*	47,571	47,571
Family Service Life Insurance Co. (14)	$100,000	*	4,757	4,757
Froley Revy Convertible Arbitrage Offshore (15)	$500,000	*	23,785	23,785
FrontPoint Convertible Arbitrage Fund, L.P. (16)	$3,500,000	3.04%	166,500	166,500
Grace Convertible Arbitrage Fund, Ltd. (17)	$6,500,000	5.65%	309,214	309,214
Guardian Life Insurance Co. (14)	$2,350,000	2.04%	111,793	111,793
Guardian Pension Trust (14)	$400,000	*	19,028	19,028
Hotel Union & Hotel Industry of Hawaii Pension Plan (7)	$89,000	*	4,233	4,233
JMG Triton Offshore Fund, Ltd. (18)	$600,000	*	28,542	28,542
J.P. Morgan Securities Inc. (19)	$2,514,000	2.19%	119,594	119,594
KDC Convertible Arb Fund L.P. (20)	$1,000,000	*	47,571	47,571
Lyxor/Convertible Arbitrage Fund Limited (6)	$1,350,000	1.17%	64,221	64,221
MSS Convertible Arbitrage 2 (3)	$30,000	*	1,427	1,427
Newport Alternative Income Fund (21)	$1,300,000	1.13%	61,842	61,842

Pebble Limited Partnership (21)	$1,100,000	*	52,328	52,328
Piper Jaffray & Co. (22)	$1,000,000	*	47,571	47,571
Polaris Vega Fund L.P. (23)	$5,675,000	4.93%	269,968	269,968
Putnam Convertible Income-Growth Trust (24)	$5,100,000	4.43%	242,614	242,614
Royal Bank of Canada (25)	$3,500,000	3.04%	166,500	166,500
Salomon Brothers Asset Management, Inc. (26)	$6,450,000	5.61%	306,836	306,836
Silvercreek II Limited (21)	$3,725,000	3.24%	177,203	177,203
Silvercreek Limited Partnership (21)	$4,375,000	3.80%	208,125	208,125
Singlehedge US Convertible Arbitrage Fund (6)	$1,185,000	1.03%	56,372	56,372
SOCS, Ltd. (27)	$4,000,000	3.48%	190,286	190,286
Sphinx Convertible Arb Fund SPC (7)	$377,000	*	17,934	17,934
SSI Hedged Convertible Market Neutral L.P. (7)	$268,000	*	12,749	12,749
Sterling Invest Co (15)	$750,000	*	35,678	35,678
Sturgeon Limited (28)	$1,395,000	1.21%	66,362	66,362
Sunrise Partners Limited Partnership (29)	$4,675,000	4.07%	222,396	222,396
The City of Southfield Fire & Police Retirement System (7)	$40,000	*	1,902	1,902
The Estate of James Campbell CH (7)	$61,000	*	2,901	2,901
The Estate of James Campbell EST2 (7)	$493,000	*	23,452	23,452
Tugar Capital, L.P. (30)	$3,000,000	2.61%	142,714	142,714
Viacom Inc. Pension Plan Master Trust (7)	$18,000	*	856	856
Wachovia Securities International Ltd. (31)	$5,000,000	4.35%	237,857	237,857
Xavex Convertible Arbitrage 10 Fund (3)	$580,000	*	27,591	27,591
___________________

*	Represents less than 1%.

(1)	Since the date on which we were provided with the information regarding their notes, selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $115.0 million, which is the aggregate principal amount of notes registered pursuant to the registration statement of which the prospectus and this supplement are a part. Any such changed information will be set forth in supplements to the registration statement if and when necessary.

(2)	Amaranth Advisors L.L.C., the trading advisor for Amaranth LLC, exercises dispositive power with respect to these securities held by this selling securityholder, and voting and/or dispositive power with respect to the common stock underlying these securities held by this selling securityholder. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amaranth LLC, the selling securityholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(3)	Nathanial Brown and Robert Richardson, managing directors of Argent Management Company, LLC, have voting and dispositive power over these securities held by this selling securityholder.

(4)	Henry J. Cox, on behalf of Argent Financial Group (Bermuda) Ltd., has sole voting and dispositive power over these registrable securities held by this selling securityholder.

(5)	Bank of America Corporation has sole voting and dispositive power over these securities held by this selling securityholder. This selling securityholder was an initial purchaser of the notes and acted as co-joint book running manager for us in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act.

(6)	Christian Menestrier, the chief executive officer of CooperNeff Advisors, Inc., has sole voting and dispositive power over these securities held by this selling securityholder.

(7)	John Gottfurcht, George Douglas and Amy Jo Gottfurcht have voting and dispositive power over the registrable securities held by this selling securityholder.

(8)	Nick Calamos has sole voting and dispositive power over these securities held by this selling securityholder.

(9)	Descartes Capital LLC, the investment advisor to this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder.

(10)	CNH Partners, LLC, the investment advisor to this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder. The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(11)	Patrick Corrigan, a director at this selling securityholder, has shared voting and dispositive power over these securities held by this selling securityholder.

(12)	Descartes Capital LLC, the general partner of this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder.

(13)	DKR Capital Partners L.P., or DKR LP, is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd., or the DKR Fund. DKR LP has retained certain portfolio managers to act as the portfolio manager to the DKR Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. For the securities registered under the registration statement of which this prospectus is a part, Manan Rawal has trading authority over the DKR Fund.

(14)	John Murphy, the managing director of Guardian Life Insurance Co. of America, has sole voting and dispositive power over these securities held by this selling securityholder.

(15)	Ann Houlihan has sole voting and dispositive power over these registrable securities held by this selling securityholder.

(16)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such, has voting and dispositive power over the securities held by the selling securityholder. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Mr. Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the selling securityholder except for their pecuniary interest therein.

(17)	Bradford Whitmore and Michael Brailov have voting and dispositive power over these securities held by this selling securityholder.

(18)	JMG Triton Offshore Fund, Ltd., or the JMG Fund, is an international business company under the laws of the British Virgin Islands. The JMG Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company, or the Manager. The Manager is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the JMG Fund’s investments, including these securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware company, or Pacific, and Asset Alliance Holding Corp., a Delaware company. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David, and Messrs. Glaser and Richter have sole investment discretion over the JMG Fund’s portfolio holdings.

(19)	Ryan Flynn, on behalf of J.P. Morgan Securities Inc., has sole voting and dispositive power over these registrable securities held by this selling securityholder. In addition, this selling securityholder currently holds 20,995 shares of our common stock. This selling securityholder was an initial purchaser of the notes and acted as co-joint book running manager for us in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act.

(20)	George Kellner has sole voting and dispositive power over these securities held by this selling securityholder.

(21)	Louise Morwick and Bryn Joynt have voting and dispositive power over these securities held by this selling securityholder.

(22)	Piper Jaffray & Co. has sole voting and dispositive power over these registrable securities held by this selling securityholder.

(23)	Gregory R. Levinson has voting and dispositive power over these securities held by this selling securityholder.

(24)	This selling securityholder is managed by Putnam Investment Management, LLC, which, through a series of holding companies, is owned by Marsh & McLennan Companies, Inc., which is publicly owned.

(25)	Jeffrey D. Eichenberg, managing director of RBC Capital Markets Corporation, has voting and dispositive power over these securities held by this selling securityholder.

(26)	Citigroup, Inc. has sole voting and dispositive power over these securities held by this selling securityholder.

(27)	The management committee of Stanfield Capital Partners LLC, comprised of Dan Baldwin, Steve Alfieri, Kevin Murphy, Chris Jansen, Sarah Street and Chris Greetham, has sole voting and dispositive power over these registrable securities held by this selling securityholder. Each member of the management committee disclaims beneficial ownership of the securities held by this selling securityholder.

(28)	CooperNeff Advisors, Inc., has sole investment control and shared voting control over these securities held by this selling securityholder. Christian Menestrier is the chief executive officer of CooperNeff Advisors, Inc.

(29)	S. Donald Sussman has sole voting and dispositive power over these securities held by this selling securityholder.

(30)	Tugar Capital Management, L.P., one of the general partners of this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder. Tugar Holdings, LLC, of which Kenneth L. Tananbaum is the sole member, is the general partner of Tugar Capital Management, L.P.

(31)	Steve Jones has sole voting and dispositive power over these registrable securities held by this selling securityholder.

                None of the selling securityholders or any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

                All of the notes were “restricted securities” under the Securities Act prior to the registration. The selling securityholders have represented to us that they purchased the notes for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.